Exhibit 10.24
VESTING AGREEMENT
THIS VESTING AGREEMENT (this “Agreement”) is entered into by and between PEDEVCO CORP., a Texas corporation (the “Company”), and DAVID Z. STEINBERG, an individual residing in New Jersey (the “Director”), effective as of July 14, 2016.
W I T N E S S E T H
WHEREAS, the Company and the Director desire to enter into this Vesting Agreement to provide for a one (1) year delay of vesting with respect to 214,286 shares of unvested Company restricted common stock held by the Director, which shares were originally granted to the Director by the Company on October 7, 2015, and which are currently subject to vest in full on July 15, 2016 (the “Unvested Stock”); and
WHEREAS, this Agreement shall be effective immediately.
NOW THEREFORE, in consideration of the terms set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Delay of Vesting of Unvested Stock. Immediately upon the effectiveness of this Agreement, the future vesting of Unvested Stock subject to vesting on July 15, 2016 held by the Director shall be delayed for a period of one (1) year, with the new vesting date being July 15, 2017, subject to the terms of the restricted shares grant agreement governing the Unvested Shares.
2. Conflicting Agreements. In the event of a conflict between the terms of this Agreement and any applicable restricted shares grant agreement governing the Unvested Shares, the terms of this Agreement shall govern.
3. Miscellaneous.
3.1. Modification and Waiver. The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, warranty or condition contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, warranty or condition of this Agreement. This Agreement may be modified or amended only by a writing signed by both parties hereto.
3.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).
3.3. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
3.4. Successors; Third Party Beneficiaries. This Agreement is personal to the Director and without the prior written consent of the Company shall not be assignable by the Director. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

3.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANY: PEDEVCO CORP., a Texas corporation

By:	/s/ Michael L. Peterson
Name:	Michael L. Peterson
Title:	President and CEO

DIRECTOR:

/s/ David Z. Steinberg
David Z. Steinberg

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